Exhibit 10.1

Supplementary Distribution Agreement

This Supplementary Distribution Agreement (this “Supplement”) is entered into as of April 1, 2025 (the “Effective Date”), by and between LQR House Inc. (or SWOL Tequila), a Florida corporation with its principal office located at 6800 Indian Creek Dr #101, Miami, Florida 33141 (“Supplier”), and Of The Earth Distribution Corp., a Canadian corporation with its principal office located at 3-119 West Creek Drive, Vaughan, Ontario L4L9N6 Canada (“Distributor”).

WHEREAS, the parties entered into a Supplier Agreement dated June 28, 2024 (the “Original Agreement”), under which Distributor was granted exclusive distribution rights for SWOL Tequila products within specified provinces in Canada;

WHEREAS, the parties now wish to expand the exclusive distribution rights granted to Distributor to include the territories of Thailand and Greece;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Original Agreement, the parties agree as follows:

1.	Grant of Additional Distribution Rights

Supplier hereby grants to Distributor the exclusive right to distribute, market, and sell SWOL Tequila products (the “Products”) within the countries of Thailand and Greece (the “Additional Territories”) during the term of the Original Agreement. These rights are granted on the same terms and conditions as those outlined in the Original Agreement, unless otherwise specified in this Supplement.

2.	Canadian Distribution Rights Acknowledged

The parties acknowledge and agree that Distributor now holds exclusive distribution rights for all of Canada. This Supplement supersedes any territorial limitations within Canada referenced in the Original Agreement.

3.	Term

The term of the exclusive distribution rights granted in this Supplement shall run concurrently with the term of the Original Agreement, including any extensions or renewals thereof.

4.	No Minimum Purchase Requirement

This Supplement does not impose any minimum purchase requirement for the Additional Territories. Any forecasts or estimates provided by Distributor shall be non-binding and for planning purposes only.

5.	Governing Law

This Supplement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law provisions.

6.	Affirmation of Original Agreement

Except as expressly modified by this Supplement, all terms and conditions of the Original Agreement shall remain in full force and effect. In the event of a conflict between this Supplement and the Original Agreement, the terms of this Supplement shall prevail with respect to the Additional Territories.

IN WITNESS WHEREOF, the parties hereto have executed this Supplement as of the Effective Date.

SUPPLIER

LQR House Inc. (or SWOL Tequila)

By:	/s/ Sean Dollinger
Name:	Sean Dollinger
Title:	CEO
Date:	April 1, 2025

DISTRIBUTOR

Of The Earth Distribution Corp.

By:	/s/ Jason Pucci
Name:	Jason Pucci
Title:	CEO
Date:	April 1, 2025